State of Delaware
Secretary of State
Division of Corporations
Delivered 02:20 PM 06/06/2016
FILED 02:20 PM 06/06/2016
SR 20164313940 - File Number 4074115

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MAGNEGAS CORPORATION

MagneGas Corporation, a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware, certifies that:

FIRST: The name of the corporation is MagneGas Corporation (the "Corporation").

SECOND: That a Certificate of Amendment of Certificate of Incorporation of the Corporation (the "Certificate") was filed with the Secretary of State of the State of Delaware on December 9, 2013, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

THIRD: The inaccuracy or defect of said Certificate to be corrected is as follows: the number of shares of preferred stock that the Corporation is authorized to issue should be specified in Article THIRD of the Certificate which amends Article FOURTH of the Corporation's Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 9, 2005 (the "Certificate of Incorporation").

FOURTH: The Certificate is hereby corrected by this Certificate of Correction in the following manner and shall remain in full force and effect as so corrected:

Article THIRD of the Certificate shall be amended and restated in its entirety to read as follows:

> "THIRD: Article FOURTH of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following: FOURTH: The total number of shares of stock which the Corporation has authority to issue is One Hundred Million (100,000,000) shares, which shall consist of (i) 90,000,000 shares of common stock, $0.001 par value per share and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share."

* * * * *

In witness whereof, the Corporation has caused this Certificate of Correction of Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer, this 6th day of June, 2016.

MAGNEGAS CORPORATION

By: ______________________
Name: Luisa Ingargiola
Title: Chief Financial Officer